Exhibit 99.1

Designated Filer:	Warburg Pincus Private Equity X O&G, L.P.
Issuer & Ticker Symbol:	Laredo Petroleum Holdings, Inc. [LPI]
Date of Event Requiring Statement:	August 19, 2013

Explanation of Responses:

(1)                                 This Form 4 is filed on behalf of Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”), and its affiliated partnership Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”, and together with WP X O&G, the “WP X Funds”). The total number of shares of common stock, par value $0.01 per share (“Common Stock”) of Laredo Petroleum Holdings, Inc., a Delaware corporation (the “Company”) owned by the WP X Funds following the reported transaction is 16,430,888 shares of Common Stock, of which 510,277 shares of Common Stock are owned by WP X Partners. WP X Partners directly owns less than 1% of the Common Stock outstanding of the Company.

Warburg Pincus X, L.P., a Delaware limited partnership (“WP X GP”), is the general partner of the WP X Funds. Warburg Pincus X LLC, a Delaware limited liability company (“WP X LLC”), is the general partner of WP X GP. Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), is the sole member of WP X LLC. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages the WP X Funds. Charles R. Kaye and Joseph P. Landy are the Managing General Partners of WP and the Co-Presidents and Managing Members of WP LLC and may be deemed to control the WP X Funds, WP X GP, WP X LLC, WP Partners, WP and WP LLC (together with Messrs. Kaye and Landy, the “Warburg Pincus Reporting Persons”).

(2)                                 By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Warburg Pincus Reporting Persons may be deemed to be beneficial owners of the 16,430,888 shares of Common Stock of the Company held by the WP X Funds. Pursuant to Rule 16a-1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons, other than the WP X Funds, herein states that this Form 4 shall not be deemed an admission that it or he is the beneficial owner of any of the shares of Common Stock of the Company reported in this Form 4. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of the Common Stock of the Company, except to the extent it or he has a pecuniary interest in such shares of Common Stock.

Solely for the purposes of Section 16 of the Exchange Act, each of the WP X Funds, WP X GP, WP X LLC, WP Partners, and WP may be deemed a director-by-deputization by virtue of their contractual right to nominate a representative to serve on the board of directors of the Company.

Information with respect to each of the Warburg Pincus Reporting Persons is given solely by such Warburg Pincus Reporting Person, and no Warburg Pincus Reporting Person has responsibility for the accuracy or completeness of information supplied by another Warburg Pincus Reporting Person.